Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2015 Results

Non-Cash Asset and Goodwill Impairments Totaling $2.9 Billion
Cash From Operating Activities of $423 Million in Fourth Quarter and $1.7 Billion for Full Year
Record Safety and Operational Performance
ENSCO DS-8 Commences Initial Five-Year Contract Offshore Angola
#1 in Total Customer Satisfaction for Sixth Consecutive Year
Quarterly Dividend Reduced to $0.01 Per Share to Improve Capital Management Flexibility
London, England, 24 February 2016 … Ensco plc (NYSE: ESV) today reported a loss of $10.64 per diluted share in fourth quarter 2015 compared to a loss of $14.89 per diluted share in fourth quarter 2014. The loss from discontinued operations in fourth quarter 2015 was $0.41 per share compared to a loss of $1.67 per share last year. The loss from continuing operations in fourth quarter 2015 was $10.23 per share compared to a loss of $13.22 per share a year ago.
Fourth quarter 2015 results included:

•	$2.584 billion or $10.20 per share of non-cash asset impairments

◦	$2.468 billion or $9.79 per share in continuing operations

◦	$116 million or $0.41 per share in discontinued operations

•	$276 million or $1.18 per share of non-cash goodwill impairments in continuing operations

•	the impact of a previously disclosed customer notice regarding ENSCO DS-5

◦	$45 million or $0.16 per share of fourth quarter contract backlog not recognized as revenue

◦	$17 million or $0.06 per share provision for doubtful accounts in contract drilling expense

•	$11 million or $0.04 per share favorable discrete tax item in continuing operations

Excluding these items, adjusted earnings per share from continuing operations were $0.92 in fourth quarter 2015 compared to $1.68 a year ago, detailed in the attached reconciliation table.

To improve capital management flexibility in light of the market downturn and less visibility in terms of customer demand, Ensco’s Board of Directors declared a $0.01 cash dividend per Class A ordinary share payable on 18 March 2016, a $0.14 per share reduction from the prior level. The ex-dividend date is 3 March 2016 with a record date of 7 March 2016.
“As the downturn in the offshore drilling market continues given further declines in commodity prices — we believe it is prudent to take additional steps to increase liquidity and improve capital management flexibility by reducing our dividend," said Chief Executive Officer and President Carl Trowell. “Reducing the dividend will provide us with $130 million of additional liquidity on an annual basis, bolstering our current liquidity position of more than $3.5 billion, including $1.3 billion of cash and short-term investments and a fully available $2.25 billion revolving credit facility."
Mr. Trowell added, "We are also taking additional steps to restructure our fleet and intend to scrap or permanently retire five more jackups and one more floater not currently held for sale. These six rigs in continuing operations — ENSCO 56, ENSCO 81, ENSCO 82, ENSCO 86, ENSCO 99 and ENSCO DS-1 — are no longer part of Ensco's go-forward fleet. Three floaters and three jackups previously classified as held for sale will also be scrapped. All 12 of these rigs have been cold stacked to significantly reduce expenses. By scrapping rigs, we eliminate costs and contribute to reducing global rig supply.”

Mr. Trowell concluded, “Despite challenging market conditions during 2015, we further improved rig uptime and safety performance with record operational utilization across the fleet and our best-ever safety record. Combined, this strong performance led to top scores for total customer satisfaction in the annual EnergyPoint survey — the sixth consecutive year we have been honored with this distinction. Also during the year, we delivered three new rigs from the shipyard — all of which are contributing to earnings.”
Fourth Quarter Results

Continuing Operations
Revenues were $828 million in fourth quarter 2015 compared to $1.160 billion a year ago primarily due to a year-over-year decline in reported utilization to 63% from 86% in fourth quarter 2014. Also, the average day rate for the fleet declined to $216,000 from $243,000 a year ago.

Contract drilling expense declined to $415 million from $514 million a year ago, as lower compensation and repair and maintenance expenses, partially related to fewer rig operating days, more than offset newbuilds commencing contracts and the reactivation of a semisubmersible following shipyard upgrades. Excluding a $17 million provision for doubtful accounts related to a customer dispute for ENSCO DS-5, contract drilling expense was $398 million — a 23% decline from last year.

Fourth quarter 2015 results included a loss on impairment of $2.744 billion compared to a loss on impairment of $3.515 billion a year ago.

Depreciation expense increased to $150 million from $139 million in fourth quarter 2014 as new rigs were added to the operating fleet. General and administrative expense was $30 million in fourth quarter 2015 compared to $28 million last year.

Interest expense in fourth quarter 2015 was $57 million, net of $20 million of interest that was capitalized, compared to interest expense of $52 million in fourth quarter 2014, net of $20 million of interest that was capitalized. Interest expense increased year to year due to a previously reported $1.1 billion debt refinancing in first quarter 2015.

Discontinued Operations
Discontinued operations include three floaters and two jackups held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $95 million for fourth quarter 2015 compared to a net loss of $388 million a year ago. Excluding impairments, net income from discontinued operations was $1 million in fourth quarter 2015 compared to a net loss of $26 million a year ago.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $490 million in fourth quarter 2015 compared to $663 million last year. As noted above, the Company did not recognize revenue of approximately $45 million for ENSCO DS-5 that was contracted during fourth quarter 2015. The year-to-year decline in revenues was also driven by lower utilization for other floaters. Reported utilization was 57% compared to 81% a year ago. Adjusted for idle rigs and planned downtime, operational utilization was 96% compared to 90% last year. The average day rate declined to $397,000 from $429,000 in fourth quarter 2014.

Contract drilling expense declined to $239 million in fourth quarter 2015 from $293 million last year. Excluding a $17 million provision for doubtful accounts noted above, contract drilling expense declined 24% from last year as compensation and repair and maintenance expense reductions more than offset an increase in contract drilling expense related to newbuild drillships ENSCO DS-8 and ENSCO DS-9 and the reactivation of ENSCO 5006.

Fourth quarter 2015 floater segment results included asset impairments totaling $1.695 billion and $83 million of goodwill impairments compared to asset impairments of $281 million and $2.998 billion of goodwill impairments a year ago.

Jackups
Jackup revenues were $307 million compared to $455 million a year ago. The addition of ENSCO 122 and ENSCO 110 partially offset a significant decrease in contracted rig days for other jackups. Reported utilization was 66% compared to 88% in fourth quarter 2014. Adjusted for idle rigs and planned downtime, operational utilization in fourth quarter 2015 was 99% compared to 98% a year ago. The average day rate declined to $126,000 from $147,000 last year.

Contract drilling expense decreased 20% to $149 million in fourth quarter 2015. The decline was due primarily to lower compensation and repair and maintenance expenses. These items were partially offset by an increase in contract drilling expense from two newbuild jackups that commenced their initial drilling contracts.

Fourth quarter 2015 jackup results included asset impairments totaling $773 million and $193 million of goodwill impairments. Fourth quarter 2014 results included asset impairments of $236 million. There were no goodwill impairments for the jackup segment a year ago.

Other
Other is composed of managed drilling rigs. Revenues declined to $31 million from $42 million in fourth quarter 2014. Contract drilling expense decreased to $27 million from $34 million a year ago. The completion of two managed jackup contracts in Mexico during fourth quarter 2015 decreased revenues and contract drilling expense compared to last year.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2015	2014	Chg	2015	2014	Chg	2015	2014	Chg	2015	2014	2015	2014	Chg

Revenues	490.3	663.0	(26)%	307.4	454.5	(32)%	30.6	42.3	(28)%	—	—	828.3	1,159.8	(29)%
Operating expenses
Contract drilling	239.2	293.4	(18)%	149.3	186.3	(20)%	26.7	34.3	(22)%	—	—	415.2	514.0	(19)%
Loss on impairment	1,778.4	3,278.8	(46)%	965.6	236.4	308%	—	—	—	—	—	2,744.0	3,515.2	(22)%
Depreciation	99.3	91.2	9%	45.8	45.6	—%	—	—	—	4.6	2.6	149.7	139.4	7%
General and admin.	—	—	—	—	—	—	—	—	—	30.2	28.3	30.2	28.3	7%
Operating (loss) income	(1,626.6)	(3,000.4)	(46)%	(853.3)	(13.8)	nm	3.9	8.0	(51)%	(34.8)	(30.9)	(2,510.8)	(3,037.1)	(17)%

Financial Position - 31 December 2015

•	No debt maturities until second quarter 2019

•	$1.3 billion of cash and short-term investments

•	Net debt-to-capital ratio of 41% (net of $1.3 billion of cash and short-term investments)

•	$2.25 billion available revolving credit facility

•	$5.8 billion of contracted revenue backlog excluding bonus opportunities and ENSCO DS-5 due to a previously disclosed customer notice

Ensco will conduct a conference call to discuss fourth quarter 2015 results at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 25 February 2016. The conference call will be webcast live at

www.enscoplc.com. Interested parties also may listen to the call by dialing 1-855-239-3215 within the United States, or +1-412-542-4130 from outside the U.S., and asking for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Telephone participants may avoid delays by pre-registering for the conference call using the following link to receive a dial-in number and PIN: http://dpregister.com/10078654.

A replay of the conference call will be available by phone through 27 March 2016 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10078654). A webcast replay and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 28 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the sixth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Senior Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2015	2014	2015	2014

OPERATING REVENUES	$828.3	$1,159.8	$4,063.4	$4,564.5

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	415.2	514.0	1,869.6	2,076.9
Loss on impairment	2,744.0	3,515.2	2,746.4	4,218.7
Depreciation	149.7	139.4	572.5	537.9
General and administrative	30.2	28.3	118.4	131.9
	3,339.1	4,196.9	5,306.9	6,965.4

OPERATING LOSS	(2,510.8)	(3,037.1)	(1,243.5)	(2,400.9)

OTHER INCOME (EXPENSE)
Interest income	3.1	2.8	9.9	13.0
Interest expense, net	(57.4)	(52.4)	(216.3)	(161.4)
Other, net	7.0	—	(21.3)	.5
	(47.3)	(49.6)	(227.7)	(147.9)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,558.1)	(3,086.7)	(1,471.2)	(2,548.8)

PROVISION FOR INCOME TAXES	(182.8)	(26.2)	(13.9)	140.5

LOSS FROM CONTINUING OPERATIONS	(2,375.3)	(3,060.5)	(1,457.3)	(2,689.3)

LOSS FROM DISCONTINUED OPERATIONS, NET	(95.0)	(388.0)	(128.6)	(1,199.2)

NET LOSS	(2,470.3)	(3,448.5)	(1,585.9)	(3,888.5)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.5)	(3.3)	(8.9)	(14.1)

NET LOSS ATTRIBUTABLE TO ENSCO	$(2,471.8)	$(3,451.8)	$(1,594.8)	$(3,902.6)

LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(10.23)	$(13.22)	$(6.33)	$(11.70)
Discontinued operations	(0.41)	(1.67)	(0.55)	(5.18)
	$(10.64)	$(14.89)	$(6.88)	$(16.88)

LOSS ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(2,472.3)	$(3,453.8)	$(1,596.8)	$(3,910.5)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	232.5	231.9	232.2	231.6
Diluted	232.5	231.9	232.2	231.6

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2015	December 31, 2014

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$121.3	$664.8
Short-term investments	1,180.0	757.3
Accounts receivable, net	582.0	883.3
Other	401.8	585.6
Total current assets	2,285.1	2,891.0

PROPERTY AND EQUIPMENT, NET	11,087.8	12,534.8

GOODWILL	—	276.1

OTHER ASSETS, NET	264.1	338.9

	$13,637.0	$16,040.8

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$775.5	$1,067.3
Current maturities of long-term debt	—	34.8
Total current liabilities	775.5	1,102.1

LONG-TERM DEBT	5,895.1	5,885.6

DEFERRED INCOME TAXES	4.4	162.9

OTHER LIABILITIES	444.8	667.3

TOTAL EQUITY	6,517.2	8,222.9

	$13,637.0	$16,040.8

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended December 31,

	2015	2014

OPERATING ACTIVITIES
Net loss	$(1,585.9)	$(3,888.5)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Loss on impairment	2,746.4	4,218.7
Depreciation expense	572.5	537.9
Deferred income tax benefit	(158.0)	(123.5)
Loss from discontinued operations, net	128.6	1,199.2
Loss on extinguishment of debt	33.5	—
Bad debt expense	24.1	(5.0)
Other	20.7	25.8
Changes in operating assets and liabilities	(84.0)	93.3
Net cash provided by operating activities of continuing operations	1,697.9	2,057.9

INVESTING ACTIVITIES
Purchases of short-term investments	(1,780.0)	(790.6)
Additions to property and equipment	(1,619.5)	(1,566.7)
Maturities of short-term investments	1,357.3	83.3
Net proceeds from disposition of assets	1.6	169.2
Net cash used in investing activities of continuing operations	(2,040.6)	(2,104.8)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,078.7	1,246.4
Reduction of long-term borrowings	(1,072.5)	(60.1)
Cash dividends paid	(141.2)	(703.0)
Premium paid on redemption of debt	(30.3)	—
Debt financing costs	(10.5)	(13.4)
Proceeds from exercise of share options	.3	2.6
Other	(16.3)	(29.8)
Net cash (used in) provided by financing activities	(191.8)	442.7

DISCONTINUED OPERATIONS
Operating activities	(10.9)	(3.8)
Investing activities	2.2	107.2
Net cash (used in) provided by discontinued operations	(8.7)	103.4
Effect of exchange rate changes on cash and cash equivalents	(.3)	—
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(543.5)	499.2
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	664.8	165.6
CASH AND CASH EQUIVALENTS, END OF YEAR	121.3	664.8

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2015	2014	2015

Rig Utilization(1)

Floaters	57%	81%	59%
Jackups	66%	88%	64%

Total	63%	86%	62%

Average Day Rates(2)

Floaters	$397,146	$428,734	$421,903
Jackups	125,785	147,052	133,619

Total	$216,372	$242,781	$232,008

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted earnings per share from continuing operations, which is a non-GAAP financial measure. Ensco’s management believes that it provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The table below reconciles (loss) earnings per share, as calculated in accordance with GAAP, to adjusted earnings per share for the quarters ended December 31, 2015 and December 31, 2014. Adjusted earnings per share for the quarter ended December 31, 2015 excludes certain impairment charges, an allowance for doubtful accounts with respect to ENSCO DS-5, and an other discrete tax item, and includes unrecognized revenues for drilling services provided with respect to ENSCO DS-5. Adjusted earnings per share for the quarter ended December 31, 2014 excludes certain impairment charges and other discrete tax items.

DILUTED EARNINGS PER SHARE RECONCILIATION:	Three Months Ended December 31, 2015
(Loss) earnings per share from continuing operations	As reported	Loss on impairment		ENSCO DS-5 impact	Other discrete tax item	Adjusted

Net (loss) income from continuing operations attributable to Ensco(1)	$(2,376.8)	$2,551.5	(3)	$51.5	$(11.0)	$215.2
Net income allocated to non-vested share awards(2)	(.5)	(2.0)		(.7)	.1	(3.1)
Net (loss) income from continuing operations attributable to Ensco shares	$(2,377.3)	$2,549.5	(3)	$50.8	$(10.9)	$212.1

(Loss) earnings per share from continuing operations	$(10.23)	$10.97		$0.22	$(0.04)	$0.92

(Loss) earnings per share from discontinued operations

Net (loss) income from discontinued operations attributable to Ensco	$(95.0)	$96.0	(3)	$—	$—	$1.0
Net income allocated to non-vested share awards(2)	—	—		—	—	—
Net (loss) income from discontinued operations attributable to Ensco shares	$(95.0)	$96.0	(3)	$—	$—	$1.0

(Loss) earnings per share from discontinued operations	$(0.41)	$0.41		$—	$—	$—

(Loss) earnings per share

Net (loss) income attributable to Ensco	$(2,471.8)	$2,647.5		$51.5	$(11.0)	$216.2
Net income allocated to non-vested share awards(2)	(.5)	(2.0)		(.7)	.1	(3.1)
Net (loss) income attributable to Ensco shares	$(2,472.3)	$2,645.5		$50.8	$(10.9)	$213.1

(Loss) earnings per share	$(10.64)	$11.38		$0.22	$(0.04)	$0.92

(1)	Net (loss) income from continuing operations attributable to Ensco excludes income attributable to non-controlling interest of $1.5 million.

(2)	Represents income allocable to non-vested share awards, which are considered participating securities under the two-class method under U.S. GAAP.

(3)	Loss on impairment from continuing operations and discontinued operations are net of tax of $192.5 million and $19.8 million, respectively.

DILUTED EARNINGS PER SHARE RECONCILIATION:	Three Months Ended December 31, 2014
(Loss) earnings per share from continuing operations	As reported	Loss on impairment		Other discrete tax items	Adjusted

Net (loss) income from continuing operations attributable to Ensco(1)	$(3,063.8)	$3,515.2	(3)	$(56.0)	$395.4
Net income allocated to non-vested share awards(2)	(2.0)	(3.1)		.7	(4.4)
Net (loss) income from continuing operations attributable to Ensco shares	$(3,065.8)	$3,512.1	(3)	$(55.3)	$391.0

(Loss) earnings per share from continuing operations	$(13.22)	$15.14		$(0.24)	$1.68

(Loss) earnings per share from discontinued operations

Net (loss) income from discontinued operations attributable to Ensco	$(388.0)	$362.0	(3)	$—	$(26.0)
Net loss allocated to non-vested share awards(2)	—	.3		—	.3
Net (loss) income from discontinued operations attributable to Ensco shares	$(388.0)	$362.3	(3)	$—	$(25.7)

(Loss) earnings per share from discontinued operations	$(1.67)	$1.56		$—	$(0.11)

(Loss) earnings per share

Net (loss) income attributable to Ensco	$(3,451.8)	$3,877.2		$(56.0)	$369.4
Net income allocated to non-vested share awards(2)	(2.0)	(2.8)		.7	(4.1)
Net (loss) income attributable to Ensco shares	$(3,453.8)	$3,874.4		$(55.3)	$365.3

(Loss) earnings per share	$(14.89)	$16.70		$(0.24)	$1.57

(1)	Net (loss) income from continuing operations attributable to Ensco excludes income attributable to non-controlling interest of $3.3 million.

(2)	Represents income allocable to non-vested share awards, which are considered participating securities under the two-class method under U.S. GAAP.

(3)	Loss on impairment from discontinued operations is net of tax of $45.9 million. There is no tax impact from the loss on impairment from continuing operations.